CATERPILLAR

100 NE Adams Street
Peoria, Illinois 61629

March 15, 2001

Dear Stockholder:

We have previously sent to you proxy material for the Annual Meeting of Caterpillar Inc. to be held on April 11, 2001. Your Board of Directors has unanimously recommended that shareholders vote FOR Proposal 1 and AGAINST Proposals 2, 3 and 4.

Your vote is important -- please vote your proxy TODAY by telephone, via the Internet, or by signing and returning the enclosed proxy card.

Thank you for your cooperation.

Very truly yours,

/s/ R. RENNIE ATTERBURY

R. Rennie Atterbury III
Vice President, General Counsel and Secretary

IMPORTANT NOTE:

Remember, you can now vote by telephone or via the Internet -
Simply follow the easy instructions on the enclosed
Proxy or voting instruction card.

If you have any questions, or need assistance in the last-minute voting of your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.